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                                 PRESS RELEASE


FOR IMMEDIATE RELEASE:                               CONTACT:

CompX International Inc.                                      David A. Bowers
5430 LBJ Freeway, Suite 1700                                  President & CEO
Dallas, Texas 75240                                           Tel. 864-286-1122

        COMPX REPORTS FOURTH QUARTER AND FULL YEAR 2003 OPERATING RESULTS

Dallas, TEXAS ... February 6, 2004 ... CompX International Inc. (NYSE: CIX) announced today sales of $54.3 million for the fourth quarter of 2003 and net income of $800,000, or $0.05 per diluted share. This represents an increase in sales of 14% from $47.7 million in the year ago quarter. For the comparable 2002 quarter, the Company reported a net loss of $1.8 million, or $0.12 per diluted share. Net sales for the year ended December 31, 2003 were $207.5 million compared to $196.1 million the previous year. Net income for 2003 was $1.3 million, or $0.08 per diluted share, compared to $600,000, or $0.04 per diluted share in 2002. Certain items affecting the comparability of CompX's fourth quarter and annual results in 2002 and 2003 are discussed below.

Fourth quarter comparability

o Fourth quarter 2002 results included pre-tax charges of $3.5 million ($2.3 million, or $0.15 per diluted share, net of income tax benefit) relating to retooling the Byron Center, Michigan precision slide facility and inventory-related charges.

o Fourth quarter 2003 results were impacted by fluctuations in currency exchange rates as compared to the fourth quarter of 2002, which favorably affected net sales by $2.6 million but unfavorably affected operating income by $1.2 million. The impact on net sales is primarily due to the weakening U.S. dollar in relation to the euro and Canadian dollar. The impact on operating income is primarily from the Company's Canadian operations, where the majority of net sales are denominated in U.S. dollars while the majority of expenses are denominated in Canadian dollars.

Annual comparability

o In addition to the above mentioned fourth quarter 2002 charge, the 2002 results were positively impacted by a first quarter pension settlement gain of $700,000 ($400,000, or $0.03 per diluted share, net of income taxes).

o The Company's results for 2003 included a third quarter pre-tax restructuring charge of $3.3 million ($1.8 million, or $0.12 per diluted share, net of income tax benefit) relating to a formal headcount reduction plan at the Company's Maastricht, the Netherlands manufacturing facility.

o Fluctuations in currency exchange rates favorably affected net sales by $8.9 million for the year ending December 31, 2003 as compared to the same period in 2002, but negatively affected operating income by $3.8 million.

Excluding the 2003 restructuring charge, the 2002 pension settlement gain and 2002 plant retooling and inventory charges, net income for the year of 2003 was $3.1 million, or $0.21 per diluted share, as compared to $2.5 million, or $0.17 per diluted share, in 2002.

"Fourth quarter sales were better than expected as we see signs of the economic recovery taking hold in our markets." commented David A. Bowers, President & CEO. "We are encouraged by fourth quarter performance which in part is the result of the positive impact of lean manufacturing initiatives, rationalization of production capacity and the addition of new customer business throughout 2003."

Security Products Segment

CompX Security Products experienced a 19% increase in net sales in the fourth quarter of 2003 with $20.1 million compared to the same quarter last year of $16.9 million. Net sales for this segment increased 4% year-to-year to $76.2 million from $73.4 million primarily, as a result of increased sales volumes. Fourth quarter operating income increased from $1.4 million in 2002 to $2.2 million in 2003. For the year, operating income improved to $9.7 million in 2003 compared to $8.1 million in 2002. The quarter and year operating income improvements were primarily due to the increase in sales volumes and lean manufacturing initiatives implemented throughout the year. The operating income improvement in 2003 also results in part from $600,000 in 2002 fourth quarter inventory related charges.

Waterloo Segment

Net sales for the Waterloo segment increased 10% to $25.5 million in the fourth quarter of 2003 from $23.1 million in the fourth quarter in 2002, and increased 5% from $93.1 million for the 2002 year to $97.5 million in 2003. Sales comparisons were favorably impacted by relative changes in currency exchange rates and higher slide products volume, which more than offset the unfavorable impact of lower ergonomic products volume. Operating income for this segment improved from a loss of $1.1 million in the fourth quarter of 2002 to income of $200,000 for the fourth quarter of 2003, and improved year-to-year from a loss of $1.1 million in 2002 to income of $400,000 in 2003. Operating income comparisons were affected by unfavorable relative changes in currency exchange rates of $1.1 million in the fourth quarter and $3.1 million year-to-year and the comparative impact of fourth quarter 2002 retooling and inventory related charges of $2.9 million. Excluding the currency effect and 2002 charges, operating income improved from 2002 to 2003 primarily due to slide volume increases and the positive impact in 2003 of the 2002 Byron Center, Michigan plant retooling.

Thomas Regout Segment

Net sales for the Thomas Regout segment increased 13% to $8.7 million in the fourth quarter of 2003 from $7.7 million in the fourth quarter of 2002. However, the increase is due to relative changes in currency exchange rates, which favorably impacted net sales by $1.4 million and more than offset the effect of lower volumes of precision slide shipments to European office furniture manufacturers. For the year 2003, net sales increased 14% to $33.9 million as compared to $29.6 million for 2002, as the favorable effect of fluctuations in currency exchange rates of $5.6 million more than offset the impact of decreases in precision slide shipments. The fourth quarter of 2003 operating loss for this segment was $600,000 compared to an operating loss of $500,000 in 2002. The 2003 year operating loss for this segment was $6.0 million, compared to a loss of $700,000 for 2002, which reflects the previously mentioned restructuring charge, lower precision slide shipments to European office furniture manufacturers and a negative currency exchange rate fluctuation impact of $800,000.

Mr. Bowers further commented, "The benefits from the restructuring actions at Thomas Regout during the third quarter 2003 are expected to begin to have a favorable affect on results by the second quarter of 2004 and beyond. While the outlook for Thomas Regout is improving, we continue to evaluate strategic alternatives, some of which could result in additional charges in the future."

He concluded, "While the 2003 industry and general economic environment adversely impacted our operating results, we successfully executed a number of cost savings initiatives that improve our competitive position for 2004 and beyond. Our cost structure has been better aligned with expected demand, systems upgrades are well underway and we have invested in both new product and customer oriented strategies to enhance profitability of the Company. Our focus on working capital has enabled us to generate $5.1 million in cash from inventory during 2003 through implementation of more efficient inventory management processes. Overall cash flow from operations improved for the year by 44%, allowing us to reduce our outstanding debt and strengthen our financial position as we continue to move the Company forward."

Liquidity and Cash Flow

Cash provided by operating activities improved to $24.4 million for the year compared to $16.9 million in the prior year. The improvement in cash provided by operating activities was primarily due to efficient management of working capital. The Company improved total cash to $21.7 million as of December 31, 2003 compared to $12.4 million as of December 31, 2002, while total debt declined $5 million over the same period. On January 28, 2004, the Company utilized a portion of its cash balance to reduce debt by an additional $12.0 million.

Non-GAAP Measurements

In addition to the results provided throughout this release calculated in accordance with accounting standards generally accepted in the United States ("GAAP"), the Company has provided non-GAAP measurements, which present results on a basis excluding the restructuring and other specific charges and the pension settlement gain. The Company has provided these non-GAAP measurements as a measure to help investors better understand the comparability of the Company's operating performance. Among other things, the Company's management uses this non-GAAP measure of the Company's operating results, to evaluate the performance of its business operations. Investors should consider this non-GAAP measure in addition to, and not in substitution for, or as superior to, the measures of financial performance prepared in accordance with GAAP.

The following table provides a reconciliation of GAAP net income and earnings per share to net income and earnings per share excluding the items specified below:

                                                                      Fourth Quarter                Year
(Dollars in millions, except per share data)                         2002        2003          2002       2003
----------------------------------------------------------------------------------------------------------------
GAAP net income (loss)                                            $   (1.8)   $    0.8      $    0.6    $    1.3
Adjustments:
Restructuring charge                                                   -          (0.2)                      3.3
Facility retooling and inventory charges                               3.5         -             3.5         -
Pension settlement gain                                                -           -            (0.7)        -
Income tax expense (benefit)                                          (1.2)        0.1          (0.9)       (1.5)
                                                                  ---------   ---------     ---------   ---------
Adjusted net income                                               $    0.5    $    0.7      $    2.5    $    3.1
                                                                  ========    =========     =========   =========
Adjusted net income per share                                     $   0.03    $   0.05       $   0.17    $  0.21
                                                                  ========    ========      ========    =========
Shares used in computing basic and diluted
         adjusted net income per share                                15.1        15.1          15.1        15.1
                                                                  ========    =========     ========    =========


About CompX International

CompX is a leading manufacturer of precision ball bearing slides, security products and ergonomic computer support systems. It operates from seven locations in the U.S., Canada, the Netherlands and Taiwan and employs more than 1,800 people.

Statements in this release relating to matters that are not historical facts are forward-looking statements based upon management's belief and assumptions using currently available information. Although CompX believes the expectations reflected in such forward-looking statements are reasonable, it cannot give any assurances that these expectations will prove to be correct. Such statements, by their nature, involve substantial risks and uncertainties that could significantly impact expected results, and actual future results could differ materially from those described in such forward-looking statements. While it is not possible to identify all factors, CompX continues to face many risks and uncertainties. Among the factors that could cause actual future results to differ materially include, but are not limited to, general economic and political conditions, demand for office furniture, service industry employment levels, competitive products and prices, fluctuations in currency exchange rates, the introduction of trade barriers, potential difficulties in integrating completed acquisitions, negotiations with employee and government groups relating to employee severance, the timing and amount of future cost savings from restructuring actions, the ability to sustain or increase operating income improvement resulting from cost control initiatives, uncertainties associated with new product development and other risks and uncertainties detailed in CompX's Securities and Exchange Commission filings. Should one or more of these risks materialize (or the consequences of such a development worsen), or should the underlying assumptions prove incorrect, actual results could differ materially from those forecast or expected. CompX disclaims any intention or obligation to publicly update or revise such statements whether as a result of new information, future events or otherwise. The Company's 2003 results are subject to the completion of an audit and the filing of its 2003 Annual Report on Form 10-K.

                                    * * * * *

COMPX INTERNATIONAL INC.
SUMMARY OF CONSOLIDATED STATEMENTS OF OPERATIONS (In millions, except per share amounts) (Unaudited)


                                                Three months ended                   Year ended
                                                   December 31,                     December 31,
                                                2002             2003            2002           2003
                                              ------------------------        ------------------------



Net sales                                     $  47.7          $  54.3        $  196.1      $   207.5

Cost of goods sold                               41.9             46.0           163.2          172.8
                                              ------------------------        -----------------------

Gross profit                                      5.8              8.3            32.9           34.7

Selling, general and administrative               6.1              6.8            26.7           27.3

Restructuring expense                             -               (0.2)            -              3.3
                                              -------------------------       -----------------------

Operating income (loss)                          (0.3)             1.7             6.2            4.1

Interest expense                                 (0.2)            (0.3)           (1.9)          (1.3)

Other income (expense)                           (0.9)             -              (0.9)          (0.5)
                                              ------------------------        ------------------------

Income (loss) before income taxes                (1.4)             1.4             3.4            2.3

Income tax expense                                0.4              0.6             2.8            1.0
                                              ------------------------        -----------------------

Net income (loss)                             $  (1.8)         $   0.8        $    0.6        $   1.3
                                              ========================        =======================


Net income (loss) per diluted
  common share                                $(0.12)          $  0.05        $   0.04        $  0.08
                                              ========================        =======================

Weighted average diluted common
  shares outstanding                             15.1             15.1            15.1           15.1
                                              ========================        =======================


COMPX INTERNATIONAL INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)


                                                            December 31,        December 31,
                                                                2002                2003
                                                         -----------------     --------------
                        Assets                                                 (Unaudited)

Current assets:

   Cash and equivalents                                     $      12.4          $      21.7

   Accounts receivable, net                                        22.9                 25.7

   Inventories                                                     28.9                 26.3

   Prepaid expenses and other                                       7.1                  6.5
                                                            -----------          -----------

       Total current assets                                        71.3                 80.2

Intangibles                                                        42.9                 45.3

Net property and equipment                                         85.2                 83.2

Other assets                                                        0.7                  0.4
                                                            -----------          -----------

         Total assets                                       $     200.1          $     209.1
                                                            ===========          ===========



         Liabilities and Stockholders' Equity

Current liabilities:

   Accounts payable and accrued liabilities                 $      21.3          $      24.0

   Accrued income taxes and other                                   0.8                  0.5
                                                            -----------          -----------

       Total current liabilities                                   22.1                 24.5

Long-term debt                                                     31.0                 26.0

Other non-current liabilities                                       5.0                  4.2

Stockholders' equity                                              142.0                154.4
                                                            -----------          -----------

         Total liabilities and stockholders' equity         $     200.1          $     209.1
                                                            ===========          ===========